Exhibit 10.13 Purchase Order No. K-99-181662 with Lockheed Martin Idaho Technologies Company, later assigned to Betchel BWXT Idaho, LLC

LMITCO Form                                                               Page 1
PROC-1811a
04/99

                          PURCHASE ORDER NO. K99-181662
               LOCKHEED MARTIN IDAHO TECHNOLOGIES COMPANY (LMITCO)
                               225 Fremont Avenue
                    P.O. Box 1625, Idaho Falls, ID 83415-3521
         OPERATING UNDER U.S. GOVERNMENT CONTRACT NO. DE-AC07-94ID13223

To:  Orbit Technologies, Inc.                      Effective Date: 05/26/1999
     5950 La Place Court
     Suite 140
     Carlsbad, CA 92008

     To: James A. Giansiracusa                     Completion Date: 09/15/1999
     Phone: (760) 918-9168
     Fax No. (760) 918-9213
--------------------------------------------------------------------------------

1.   STATEMENT OF WORK
--   -----------------

         1.1. The Subcontractor shall furnish the services as detailed in the Statement of Work entitled, "Polysiloxane Encapsulation of Calcined Waste", dated 05/06/1999, Rev. 1, and in accordance with the requirements, terms and conditions specified or referenced in this Purchase Order.

         1.2. This is a fixed rate, ceiling priced, level-of-effort Purchase Order for the period of 05/26/1999 through 09/15/1999. The quantity of hours shown is an estimate to be used during the specified period of this Purchase Order. The estimated quantity does not obligate, guarantee, or imply that this quantity will be purchased. Payment will be made for services rendered and accepted by LMITCO. Pricing, (i.e., fixed labor rates) is firm for the specified period of this Purchase Order.

2.       RESOURCES
--       ---------

         2.1. The Subcontractor shall provide all resources, e.g. materials, labor, tooling, equipment and facilities, necessary to fulfill the requirements of this Purchase Order, except as otherwise specified.

3.       APPLICABLE DOCUMENTS
--       --------------------

         The Statement of Work entitled, "Polysiloxane Encapsulation of Calcined Waste", dated 05/06/1999, Rev. 1 is incorporated into and becomes a part of this Purchase Order.

4.       TERMS AND CONDITIONS
--       --------------------

         4.1. General Provisions: The following document is incorporated by reference and hereby forms a part of this action: Lockheed Martin Idaho Technologies Company General Provisions for Non-Construction Purchase Order and Subcontracts, Form PROC-183, Rev. August 1996. Note: LMITCO's General Provisions are available on the following Internet address: http://www.inel.gov/procurement/litco/forms/html.

------------------------------------- ------------------------------------ -----------------------------------
Procurement Agent: C.F. Cloud         Telephone: (208) 526-5596            Ceiling Price: $60,000,000
------------------------------------- ------------------------------------ -----------------------------------
Ship via: N/A                         F.O.B./Trans.: N/A                   Cash Terms: Net 10 days
------------------------------------- ------------------------------------------------------------------------
Billing Address:                      Signed:/s/C.F. loud                                             5-26-99
----------------                             -----------------------------------------------------------------
                                             Lockheed Martin Idaho Technologies Company               Date
Accounts Payable
LMITCO                                Title:       Procurement Agent
P.O. Box 1625
Idaho Falls, ID 83415-3117            LMITCO CONSTRUES THIS ORDER TO BE AN ACCEPTANCE OF SUBCONTRACTOR'S
Procurement Agent: C.F. Cloud         OFFER AND MAKES THIS ACCEPTANCE EXPRESSLY CONDITIONAL UPON
                                      SUBCONTRACTORS'ASSENT TO ANY TERMS OF THIS ACCEPTANCE THAT DIFFER
                                       FROM, OR ARE ADDITIONAL TO, THOSE OF SUBCONTRACTOR'S OFFER.
                                      PERFORMANCE BY SUBCONTRACTOR OF ANY WORK CONTEMPLATED BY THIS ORDER
                                      SHALL CONSTITUTE SUCH ASSENT BY SUBCONTRACTOR. IF, HOWEVER,
                                      SUBCONTRACTOR CONSTRUES THIS ORDER TO BE AN OFFER, ACCEPTANCE IS
                                      EXPRESSLY LIMITED TO THE TERMS OF THIS OFFER AND LMITCO HEREBY
                                      NOTIFIES SUBCONTRACTOR OF LMITCO'S OBJECTION TO ANY DIFFERENT OR
                                      ADDITIONAL TERMS IN SUBCONTRACTOR'S ACCEPTANCE.
------------------------------------- ------------------------------------------------------------------------

          LMITCO FORM
          PROC-1811a
          04/99
                   Lockheed Martin Idaho Technologies Company
                          Purchase Order No. K99-181662
                                   Page 2 of 3
--------------------------------------------------------------------------------

             4.2. Article A.16, Disputes: Add the following paragraph: "The parties agree that Alternate Dispute Resolution (ADR) is an option for resolving disputes pertaining to this Subcontract and, upon the mutual agreement of the parties, ADR will be utilized. The particular ADR process to be used must also be mutually agreed upon and set forth in a written agreement signed by the parties. Possible ADR procedures include, but are not limited to: (a) a neutral party to preside over the resolution process; (b) mediation; and (c) binding arbitration".

             4.3. Certification of Eligibility : Subcontractor, by entering into this Purchase Order, certifies that it is not debarred, or proposed for debarment, or suspended or has not otherwise been declared ineligible from receiving Federal contracts. Disclosure that Subcontractor was ineligible for Federal contracts on or before the effective date of this Purchase Order shall constitute an additional basis for termination under the Default Article of the General Provisions.

             4.4. Sales Tax: LMITCO has been granted Direct Pay Authority for Idaho Sales Tax by the Idaho Tax Commission.

             4.5. Utilization of Former Employees: Except as approved by LMITCO in advance, Subcontractor shall not utilize former LMITCO or Coleman employees who participated in the early retirement program of 1995. This restriction also applies to any lower-tier Order(s) awarded by the Subcontractor.

             4.6. Anti-Kickback Act: By acceptance of this Purchase Order, Subcontractor certifies that it has not and shall not make or solicit kickbacks in violation of the Anti-Kickback Act of 1986.
           5. PRICE
           --------

             5.1.  The ceiling price of this Purchase Order is $60,000.00.

             5.2. LMITCO shall not be obligated to pay the Subcontractor any amount in excess of the ceiling price established in the Purchase Order, and the Subcontractor shall not be obligated to continue performance, if to do so, would exceed that price ceiling, unless and until, LMITCO shall have notified the Subcontractor, in writing, that such price ceiling has been increased and shall have specified in such notice a revised price ceiling, which shall thereupon constitute the price ceiling for performance under this Purchase Order.

             5.3. Labor: The ceiling price for labor is $50,000.00. The Subcontractor shall be paid at the hourly labor rates established herein up to 1016 hours for services rendered in performing the statement of work. The hourly labor rates are fully burdened, i.e., they include all elements of direct and indirect cost. The Subcontractor shall maintain suitable records showing time actually expended by employees by name and applicable labor category; these records must be furnished to LMITCO, upon LMITCO's request.

                   ---------------------------------- --------------------
                       Individual/Labor Category        Rate
                   ---------------------------------- --------------------
                   Project Administrator              $125.00

                   ---------------------------------- --------------------

                   Technical Staff                    $70.00
                   ---------------------------------- --------------------

                   Consultant                         $70.00
                   ---------------------------------- --------------------
                   Student                            $30.00

                   ---------------------------------- --------------------

          5.4. Materials: The Subcontractor shall support all material costs claimed by submitting paid invoices or storeroom requisitions. Except as otherwise provided in the schedule, materials as referenced by this clause are defined as those materials which enter directly into the work product or which are used or consumed directly in connection with the work. The Subcontractor shall, to the extent of its ability, procure materials at the most advantageous prices available, with due regard to securing prompt delivery of compliant materials, taking all cash and trade discounts, rebates, allowances, credits, salvage, commissions, and, when unable to take advantage of such benefits, notifying LMITCO promptly to that effect and the reason therefore. Credit shall be given LMITCO for the aforementioned allowances et al. and the value of

           LMITCO FORM
           PROC-1811a
           04/99
                   Lockheed Martin Idaho Technologies Company
                          Purchase Order No. K99-181662
                                   Page 3 of 3
--------------------------------------------------------------------------------

                   resulting scrap accrued to the benefit of the Subcontractor or would have accrued except for the fault or neglect of the Subcontractor. Such benefits lost through no fault or neglect of the Subcontractor shall not be deducted from gross costs.

             5.5. Miscellaneous Expenses: The Subcontractor shall be reimbursed for miscellaneous expenses (e.g., copy charges, telephone and fax charges, computer time).

             5.6. Billing and Payment: Subcontractor shall be paid upon the submission of itemized monthly invoices for services rendered during the preceding calendar month, less deductions, if any, as herein provided. Invoices must be substantiated a breakdown or list of personnel, labor category, hourly rate and dates of service covered by the invoice. Labor costs will be computed by multiplying the appropriate hourly ;rate set forth above by the number of direct labor hours actually expended in performance of work. Fractional parts of an hour shall be payable to the nearest half hour. Subcontractor personnel will be paid for travel time when travel is required during the normal working day (8:00 a.m. to 5:00 p.m. weekdays, excluding holidays and weekend travel). The hourly rates shown are applicable to all services, regardless of whether they were performed at straight time or overtime work.

          6. COMPLETION DATE
          ------------------

             6.1.  This Purchase Order shall be in effect through 09/15/1999.

           7. INSPECTION/ACCEPTANCE
           ------------------------

             7.1. Final inspection of material, equipment or services under this Purchase Order will be performed at the INEEL and acceptance occurs at the time LMITCO authorizes final payment

           8. ADMINISTRATION
           -----------------

             8.1. Subcontractor Administration: The Subcontractor's responsibilities shall be administered by James A. Giansiracusa.

             8.2. Administrative and Legal Jurisdiction: Unless the Subcontractor is otherwise notified in writing, LMITCO's responsibilities under this action shall be administered by
                   C. F. Cloud, or an authorized Procurement Agent/Subcontract Administrator (terms considered interchangeable) named herein, Procurement Supervisor, or Procurement Manager.

             8.3.  Technical Jurisdiction and Occurrence Reporting
                   Representative: All work performed under this Purchase Order shall be under the technical jurisdiction of Guy G. Loomis. Such jurisdiction is to extend only to the assignment and coordination of work within the work under this Purchase Order.

             8.4. Notices: Any notice provided for in this action shall be considered as having been given:

                8.4.1. To LMITCO, if mailed electronically via e-mail ("cfc@inel.gov") or fax, or if delivered personally to
                        C. F. Cloud, or if mailed by U. S. Mail addressed to 3521, Procurement, LM1TC0, P. O. Box 1625, Idaho Falls, Idaho 83415 - 3521; or

                8.4.2. To the Subcontractor, if delivered personally to its duly authorized representative at the site of work, or if mailed electronically via e-mail or fax, or by U. S. Mail addressed to the Subcontractor at 5950 La Place Court, Suite 140, Carlsbad, CA 92008.

                                Statement of Work
                  Polysiloxane Encapsulation of Calcined Waste
                                   May 6, 1999
                                     Rev. 1

               1.0      Introduction

                        Methods for the final disposition of reprocessed nuclear fuel are being examined by the Department of Energy
                        (DOE). The DOE would like to avoid the high cost of building a glass melter, which would melt the material into a glass waste form for shipment to a Federal permanent disposal site, by either temporarily stabilizing the waste for shipment to an off site melter, or by using a non-thermal encapsulation process that would satisfy waste shipping and acceptance criteria at the proposed disposal site. Polysiloxane encapsulation is a potential candidate technology that could achieve these goals.

                        Nuclear fuel was reprocessed at the Idaho Nuclear Technology and Engineering Center (INTEC) at the Idaho National Engineering and Environmental Laboratory (INEEL) in a process that resulted in a dry granular high level waste called Calcined waste. Lockheed Martin Idaho Technologies Company (LMITCO) is tasked with determining whether or not polysiloxane encapsulation is a viable technology for disposing of this waste.

                        The polysiloxane encapsulation process is a simple room temperature mixing process of the base material (including proprietary fillers) with any dry granular waste material and then adding a catalyst to stimulate a silicon polymerization process. LMITCO requires the assistance of a subcontractor in determining the viability of this process as a waste disposal method.

               2.0      Scope/Technical Tasks

                        Stored at the INEEL INTEC is a variety of "pilot scale" non-radioactive surrogates of the calcined waste. This waste consists of salts and a variety of heavy metal constituents and is, therefore, considered hazardous material. The material is expected to be similar to that formulated during the INEEL low level calcined waste study performed by the subcontractor in 1998.

                        LMITCO shall ship to the subcontractor approximately 5 gal. of the pilot scale material for encapsulation with polysiloxane. The subcontractor shall subject the resultant waste forms to a variety of testing protocols.

                        The subcontractor shall submit to LMITCO for approval, a test plan and a waste management plan. After approval by LMITCO, the subcontractor shall assay a representative sample of the pilot scale material to verify the heavy metal composition. The subcontractor shall then perform a mixing study in which a variety of scavengers will be added to the waste and/or the polysiloxane material. This final waste form shall not only be cohesive but shall pass a Toxicity Characteristic Leach Procedure
                        (TCLP) test, performed in house (not by an outside laboratory) by the subcontractor. A cohesive sample is one in which the compressive strength is on the order of 400psi.

                        The subcontractor shall use the most promising mixture of waste and polysiloxane (the mixture that gives the highest waste loading and still passes TCLP and compressive strength tests), to form a monolith, which the subcontractor shall test using the testing protocol defined by the Materials Characterization Center MCC- 1P Static Leach Test Method. The subcontractor shall subject the sample to the Department of Transportation
                        (DOT) oxidizer testing and corrosive testing.

                        The subcontractor shall form a sample of the material and subject it to melting in a crucible to determine the melting temperature of the mixture (a possible subcontractor for this work is Corning Environmental Laboratory Services).

                        The subcontractor shall summarize the results of these studies in a letter report, which LMITCO wall incorporate into an INEEL publication.

                        Finally, the subcontractor shall properly dispose of the resultant material accumulated during the study according to State and facility requirements. The subcontractor may perform the above-described tasks in any logical order following the approval of the test and waste management plan submittals and performance of the mixing study.

                        The subcontractor shall permanently dispose of all residual materials as part of this project, and shall provide all notifications to state and facility authorities as required.

                3.0     Deliverables/Schedule

                o The subcontractor shall submit a Waste Management Plan including the method for final disposition of the approximately 5 gal. of pilot scale material. This plan will take the form of a letter report transmittal. Due date May 31, 1999.
                o The subcontractor shall submit a Test Plan that shall include all procedures to be followed, all analytical techniques to be used in the evaluation of the encapsulation process and final waste form, and a complete list of equipment to be used. The subcontractor shall send this Plan to the INEEL as hard copy and Word disc. Due date June 7, 1999.

                Testing Phase
                -------------

                o The subcontractor shall prepare a mixing study starting with the scavenger addition techniques used during FY-98 testing (low level calcined waste fraction work). Prior to perforating the TCLP, the subcontractor shall evaluate the waste form for heavy metal assay and shall determine the ppm for heavy metals. The subcontractor shall formulate the waste form with the highest possible waste loading that will still pass the TCLP and provide a solid monolith with between 300-500 psi compressive strength. The TCLP testing will not require outside laboratory verification, however, the subcontractor shall document the results and procedures used.

                o The subcontractor shall use the most favorable mix obtained in the Mixing Study, and subject it to the MCC -IP testing protocol. The subcontractor shall document results.

                o Using the most favorable mix, the subcontractor shall perform a specially designed "drop" test to determine the resultant size distribution of the waste form following a drop that simulates dropping a stainless steel cylinder containing waste from a height of 9m onto a pad simulating a standard cement roadbed. The subcontractor may perform an acceptable substitute test by subjecting the actual waste form to the same forces that would be transmitted to the waste form inside the canister. The subcontractor shall provide a CAMCORDER record of this drop test and submit it with the other collected data. In addition, the subcontractor shall provide to LMITCO a still photographic record of the before impact and after impact. The subcontractor shall obtain the size distribution of the waste by using standard geological soil sieves.

                o Using the most favorable mix obtained in the Mixing Study, the subcontractor shall subject the waste form to "in house" DOT oxidizer testing and shall perform an industry standard corrosiveness test.

                o Using the most favorable mix obtained in the Mixing Study, the subcontractor shall heat a small sample in a crucible test to determine the melting temperature. This work can be done "in house" or by an outside contractor such as Corning Environmental Laboratories Services. The subcontractor shall photograph the resultant "glass" material against a high contrast background for visual display.

                The subcontractor shall complete all of the required testing by September 1, 1999, and shall provide a final submittal with useable tabularized data, in hardcopy form as well as a WORD disc, along with negatives of any photographs such that report quality figures can be generated. Due date September 15, 1999.

                LMITCO Supplied items:

                o LMITCO will ship to the subcontractor the approximately 5gal. of pilot scale waste for testing by June 15, 1999. A one-for-one schedule slippage will be allowed to the subcontractor in the event that there are unforeseen delays in shipment of the material.
                o LMITCO will publish the final report. In this report, all past work on polysiloxane encapsulation studies will be included along with the subject results. In addition, LMITCO will include the radiation effects results based on the Kurchakov Institute work sponsored by the subcontractor. The subcontractor will be consulted for verification of these test results before publication.
                o LMITCO will ensure that the 1997 environmental audit of the subcontractor facility is still valid. It is noted here that the environmental audit performed by Ken Gilbert of INEEL covered a much more restrictive case of mixed waste (pad-A salts and the WERF ash), It is assumed that shipment of essentially the same material used in the FY-98 study, namely hazardous waste only, will be considered covered under the prior audit.

                4.0     Applicable Documents/Special Considerations

                Attachment 1 is a copy of MCC- 1 P
                Attachment 2 is a copy of an approximate composition of the calcined waste. (Note: this is identical to that obtained during FY-98 testing)